Exhibit 99.1

Media Contact:

Karen Marryat

SVP/Chief Marketing Officer

781-474-5460 KMarryat@NeedhamBank.com

FOR IMMEDIATE RELEASE:

NB Bancorp, Inc. Appoints New Board Member and Lead Independent Director

NEEDHAM, MA, September 12, 2024 – NB Bancorp, Inc. (the “Company”) is pleased to announce that Kenneth C. Montgomery has been elected to the Board of Directors of both the Company and its subsidiary, Needham Bank.

Mr. Montgomery most recently served as a First Vice President and Chief Operating Officer at the Federal Reserve Bank of Boston, overseeing critical initiatives, including the design, development and market launch of the FedNow Service program aimed at advancing the United States’ payment system. From October 2021 to June 2022, Mr. Montgomery served as interim President and Chief Executive Officer of the Federal Reserve Bank of Boston. During the majority of his time in the Federal Reserve Bank system, Mr. Montgomery occupied positions that included oversight of technology groups and systems, including serving as Executive Vice President and Federal Reserve System Chief Technology Officer based out of the Federal Reserve Bank of Richmond. Mr. Montgomery serves as a national advisory board member and past vice chair of the Advanced Cyber Security Center, a nonprofit consortium made up of industry, university, and government organizations, and is a former executive committee member of the Greater Boston Chamber of Commerce.

“Needham Bank is a well-managed and forward-looking community bank and I’m excited to join their Board of Directors. The Bank has a strong and demonstrated commitment to the communities it serves and continues to develop and provide new and expanded services across a number of areas to meet evolving consumer and business needs. I’ve also been impressed with the Bank’s culture of teamwork, active community engagement, charitable support and focus on helping customers achieve their goals. I look forward to helping the Bank continue to work towards achieving its strategic initiatives,” said Mr. Montgomery.

The Company Board also appointed long-serving Board member Francis Orfanello as Lead Independent Director, effective immediately. Mr. Orfanello is an Operating Partner for One Rock Capital Partners, LLC, a value-oriented, operationally focused private equity firm headquartered in New York, a position he has held since 2014. Prior to being engaged by One Rock Capital, Mr. Orfanello was a corporate executive for over 20 years at various beverage and food companies, as well as service businesses.

Mr. Orfanello oversaw national supply chain and sales operations, as well as leading strategic initiatives in new product development, manufacturing modernization, opening new channels of distribution and scaling branded consumer products businesses. Mr. Orfanello began his career in a Boston-based accounting firm, where he ultimately became a partner. He has served on Needham Bank’s Board of Directors since 2007.

“I am honored to be appointed as Lead Independent Director by my fellow Board members. Having served on Needham Bank’s Board of Directors for 17 years, I am excited to partner with the other directors and the management team during this next phase of the Bank’s growth,” stated Mr. Orfanello.

“As part of our mission to be a top performing, future-ready company, we continue to make strategic additions and enhancements to our Board and management teams. We believe that Ken Montgomery’s wide-ranging technology, cyber security, regulatory and financial experience at the Federal Reserve and overall business acumen will be a tremendous asset as we navigate the many technological and regulatory challenges facing the banking industry. We are equally pleased that Frank Orfanello has accepted the position as Lead Independent Director, where he will continue to be an asset to our Board through his financial acumen, operational experience and marketing expertise,” commented Joseph P. Campanelli, Chairman, President and Chief Executive Officer.

About NB Bancorp:

NB Bancorp, Inc. (Nasdaq Capital Market: NBBK) is the registered bank holding company of Needham Bank. Needham Bank is headquartered in Needham, Massachusetts, which is approximately 17 miles southwest of Boston's financial district. Known as the "Builder's Bank," Needham Bank has been helping individuals, businesses and non-profits build for their futures since 1892. Needham Bank offers an array of tech-forward products and services that businesses and consumers use to manage their financial needs. We have the financial expertise typically found at much larger institutions and the local knowledge and commitment you can only find at a community bank. For more information, please visit https://NeedhamBank.com. Needham Bank is a member of FDIC and DIF.